Exhibit 99.1

Corporate Communications 817-967-1577 mediarelations@aa.com

FOR RELEASE: Friday, Oct. 23, 2015

AMERICAN AIRLINES GROUP REPORTS

HIGHEST QUARTERLY PROFIT IN COMPANY HISTORY

FORT WORTH, Texas – American Airlines Group Inc. (NASDAQ: AAL) today reported its third quarter 2015 results.

•	Reported record quarterly net profit of $1.9 billion excluding net special charges, a 54 percent increase versus the third quarter 2014. This is the highest quarterly profit in the Company’s history

•	Reported quarterly GAAP net profit of $1.7 billion, an 80 percent increase versus last year’s third quarter

•	Repurchased $1.56 billion of common stock, or 38.4 million shares, during the third quarter and authorized a new $2.0 billion share repurchase program to be completed by the end of 2016

•	Passed a critical merger milestone earlier this week by successfully integrating its passenger reservations system with no operational impact

American Airlines Group’s third quarter 2015 net profit, excluding net special charges, was a record $1.9 billion, or $2.77 per diluted share versus a third quarter 2014 net profit excluding net special charges of $1.2 billion, or $1.66 per diluted share. This is the highest quarterly profit in the Company’s history. The Company’s third quarter 2015 pretax margin excluding net special charges was a record 17.7 percent, up 6.7 percentage points from the same period last year.

On a GAAP basis, the Company reported a net profit of $1.7 billion, or $2.49 per diluted share. This compares to a GAAP net profit of $942 million in the third quarter 2014, or $1.28 per diluted share.

See the accompanying notes in the Financial Tables section of this press release for further explanation, including a reconciliation of GAAP to non-GAAP financial information.

“We are extremely pleased to report another quarter of record profits thanks to the outstanding work of the American Airlines team,” said Chairman and CEO Doug Parker. “We are particularly proud of the remarkable job our team did this week to move American onto a single reservations system without any operational disruption. Because of their great work, our customers now have seamless access to the full network of the new American Airlines – the best and largest airline network in the world.”

American Airlines Group Reports Highest Quarterly Profit in Company History

Oct. 23, 2015

Revenue and Cost Comparisons

Total revenue in the third quarter was $10.7 billion, a decrease of 3.9 percent versus the third quarter 2014 on a 2.9 percent increase in total available seat miles (ASMs). Consolidated passenger revenue per ASM (PRASM) was 13.16 cents, down 6.8 percent versus the third quarter 2014. Consolidated passenger yield was 15.37 cents, down 9.2 percent year-over-year.

Total operating expenses in the third quarter were $8.7 billion, a decrease of 11.9 percent compared to the third quarter 2014, due primarily to a 43.5 percent decrease in consolidated fuel expense. Third quarter mainline cost per available seat mile (CASM) was 11.33 cents, down 14.7 percent on a 2.6 percent increase in mainline ASMs versus the third quarter 2014. Excluding net special charges and fuel, mainline CASM was 8.56 cents, up 2.6 percent compared to the third quarter 2014. Regional CASM excluding special charges and fuel was 15.78 cents, up 1.7 percent on a 5.0 percent increase in regional ASMs versus the third quarter 2014.

Cash and Investments

As of Sept. 30, 2015, the Company had approximately $9.6 billion in total cash and short-term investments, of which $710 million was restricted, and an undrawn revolving credit facility of $1.8 billion.

The Company continues to make significant investments in the airline through its extensive fleet renewal program, giving it the youngest fleet of the U.S. network airlines. In the third quarter, the Company took delivery of 16 new mainline and 15 new regional aircraft and retired 36 mainline and nine regional aircraft.

In the third quarter, the Company returned $1.63 billion to its shareholders through the payment of $67 million in quarterly dividends and the repurchase of $1.56 billion of common stock, or 38.4 million shares, at an average price of $40.56 per share. When combined with the dividends and shares repurchased during the first half of 2015, the Company has returned approximately $2.7 billion to its shareholders this year.

In addition, the Company’s Board of Directors has authorized a new $2.0 billion share repurchase program to be completed by the end of 2016. This brings the total amount authorized in 2015 for share repurchases to $6.0 billion. The Company also declared a dividend of $0.10 per share to be paid on Nov.19, 2015, to shareholders of record as of Nov. 5, 2015.

Share repurchases under the share repurchase program may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions. Any such repurchases will be made from

American Airlines Group Reports Highest Quarterly Profit in Company History

Oct. 23, 2015

time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. The program does not obligate the Company to repurchase any specific number of shares or continue a dividend for any fixed period, and may be suspended at any time at the Company’s discretion.

Approximately $609 million of the Company’s unrestricted cash and short-term investments is held in Venezuelan bolivars. This balance is valued at 6.3 bolivars to the U.S. dollar, which is the rate that was in effect on the date the Company submitted each of its repatriation requests to the Venezuelan government. This rate is materially more favorable than the exchange rates currently prevailing for other transactions conducted outside of the Venezuelan government’s currency exchange system.

During 2014, the Company significantly reduced capacity in the Venezuelan market and is no longer accepting bolivars as payment for airline tickets. The Company is monitoring this situation closely and continues to evaluate its holdings of Venezuelan bolivars for additional foreign currency losses or other accounting adjustments, which could be material, particularly in light of the additional uncertainty posed by the recent changes to the foreign exchange regulations and the continued deterioration of economic conditions in Venezuela. More generally, fluctuations in foreign currencies, including devaluations, cannot be predicted by the Company and can significantly affect the value of the Company’s assets located outside the United States. These conditions, as well as any further delays, devaluations or imposition of more stringent repatriation restrictions, may materially adversely affect the Company’s business, results of operations and financial condition.

Notable Accomplishments

Integration Accomplishments

•	On Oct. 17, the Company completed its transition to a single reservations system, retiring the US Airways name and website. This cutover enables a single website and reservations system for all customer transactions. The complex cutover was accomplished without any disruptions to the operation or customer service

•	Reached a tentative agreement with the Communications Workers of America – International Brotherhood of Teamsters (CWA-IBT) for a new joint collective bargaining agreement covering the airline’s 14,000 airport customer service and reservation agents

•	Opened the Company’s new state-of-the-art Robert W. Baker Integrated Operations Center in Fort Worth

•	Expanded bag tracking technology to the whole airline, enabling customers to track checked baggage in real-time

Marketing, Network and Fleet Accomplishments

•	Provided charter service for Pope Francis’ first official visit to the U.S.

•	Announced an expansion of the Company’s agreement with Alaska Airlines that allows full access of American’s network to Alaska customers as well as reciprocal airport club access

American Airlines Group Reports Highest Quarterly Profit in Company History

Oct. 23, 2015

•	Opened the first Admirals Club location that features the Company’s new, signature look at Guarulhos International Airport in São Paulo, underscoring the Company’s ongoing $2.0 billion investment in customer experience upgrades

•	Received several accolades for the AAdvantage® frequent flyer program; including U.S. News & World Report’s 2015-16 rankings of Best Travel Rewards and Frequent Business Traveler which selected American as a winner of its 2015 Frequent Business Traveler GlobeRunner Award for Best Frequent Flyer Program

•	Announced several new domestic routes and eight new international routes starting in the fall, which include Charlotte to Curacao and Puerto Plata, Dominican Republic; Dallas-Fort Worth to Quito, Ecuador and Punta Cana, Dominican Republic; New York to Caracas, Venezuela; Los Angeles to Montego Bay, Jamaica and Mazatlan, Mexico; and Chicago to Punta Cana, Dominican Republic

Finance Accomplishments

•	Issued $1.1 billion of Enhanced Equipment Trust Certificates at a blended interest rate of 3.8%

•	Remarketed $365 million of special facility revenue bonds related to the Company’s terminal at New York’s JFK airport at a one-year interest rate of 2.0%

Community Relations Accomplishments

•	Awarded $565,000 in college scholarships to 210 dependents of employees through the American Airlines Education Foundation, including 40 for first-generation college attendees

•	Donated an MD80 aircraft to Oklahoma State University’s College of Engineering, Architecture and Technology’s Mechanical and Aerospace Engineering program. The plane will serve as a learning laboratory for college students and be used to provide science, technology, engineering and math lessons for 500 K-12 students per year

Special Items

In the third quarter, the Company recognized $192 million in net special charges, including:

•	$165 million in operating special charges, primarily including $198 million in merger related integration expenses and a $38 million special charge in connection with the Company’s dissolution of its Texas Aero Engine Service joint venture. These charges were offset in part by a $66 million credit related to proceeds received from a legal settlement

•	$21 million in nonoperating special charges, principally related to non-cash write offs of unamortized debt discount and debt issuance costs associated with the remarketing of the special facility revenue bonds discussed above

•	$6 million in tax special charges related to certain indefinite-lived assets

Conference Call / Webcast Details

The Company will conduct a live audio webcast of its earnings call today at 7:30 a.m. CT, which will be available to the public on a listen-only basis at aa.com/investorrelations. An archive of the webcast will be available on the website through November 23.

American Airlines Group Reports Highest Quarterly Profit in Company History

Oct. 23, 2015

Investor Guidance

For financial forecasting detail, please refer to the Company’s investor relations update, to be filed with the Securities and Exchange Commission on Form 8-K immediately following its 7:30 a.m. CT conference call. This filing will be available at aa.com/investorrelations.

About American Airlines Group

American Airlines Group (NASDAQ: AAL) is the holding company for American Airlines. Together with regional partners operating as American Eagle, American offers an average of nearly 6,700 flights per day to nearly 350 destinations in more than 50 countries. American is a founding member of the oneworld alliance, whose members and members-elect serve nearly 1,000 destinations with 14,250 daily flights to 150 countries. This year American Airlines Group Inc. topped Fortune Magazine’s list of best business turnarounds and its stock joined the S&P 500 index. Connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.

Cautionary Statement Regarding Forward-Looking Statements and Information

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, estimates, expectations and intentions, and other statements that are not historical facts, such as, without limitation, statements that discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. These forward-looking statements are based on the current objectives, beliefs and expectations of the Company, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: significant operating losses in the future; downturns in economic conditions that adversely affect the Company’s business; the impact of continued periods of high volatility in fuel costs, increased fuel prices and significant disruptions in the supply of aircraft fuel; competitive practices in the industry, including the impact of low cost carriers, airline alliances and industry consolidation; the challenges and costs of integrating operations and realizing anticipated synergies and other benefits of the merger transaction with US Airways Group, Inc.; the Company’s substantial indebtedness and other obligations and the effect they could have on the Company’s business and liquidity; an inability to obtain sufficient financing or other capital to operate successfully and in accordance with the Company’s current business plan; increased costs of financing, a reduction in the availability of

American Airlines Group Reports Highest Quarterly Profit in Company History

Oct. 23, 2015

financing and fluctuations in interest rates; the effect the Company’s high level of fixed obligations may have on its ability to fund general corporate requirements, obtain additional financing and respond to competitive developments and adverse economic and industry conditions; the Company’s significant pension and other post-employment benefit funding obligations; the impact of any failure to comply with the covenants contained in financing arrangements; provisions in credit card processing and other commercial agreements that may materially reduce the Company’s liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; any inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of the Company’s hub airports; costs of ongoing data security compliance requirements and the impact of any significant data security breach; any inability to obtain and maintain adequate facilities, infrastructure and slots to operate the Company’s flight schedule and expand or change its route network; the Company’s reliance on third-party regional operators or third-party service providers that have the ability to affect the Company’s revenue and the public’s perception about its services; any inability to effectively manage the costs, rights and functionality of third-party distribution channels on which the Company relies; extensive government regulation, which may result in increases in the Company’s costs, disruptions to the Company’s operations, limits on the Company’s operating flexibility, reductions in the demand for air travel, and competitive disadvantages; the impact of the heavy taxation on the airline industry; changes to the Company’s business model that may not successfully increase revenues and may cause operational difficulties or decreased demand; the loss of key personnel or inability to attract and retain additional qualified personnel; the impact of conflicts overseas, terrorist attacks and ongoing security concerns; the global scope of the Company’s business and any associated economic and political instability or adverse effects of events, circumstances or government actions beyond its control, including the impact of foreign currency exchange rate fluctuations and limitations on the repatriation of cash held in foreign countries; the impact of environmental regulation; the Company’s reliance on technology and automated systems and the impact of any failure of these technologies or systems; challenges in integrating the Company’s computer, communications and other technology systems; losses and adverse publicity stemming from any accident involving any of the Company’s aircraft or the aircraft of its regional or codeshare operators; delays in scheduled aircraft deliveries, or other loss of anticipated fleet capacity, and failure of new aircraft to perform as expected; the Company’s dependence on a limited number of suppliers for aircraft, aircraft engines and parts; the impact of changing economic and other conditions beyond the Company’s control, including global events that affect travel behavior such as an outbreak of a contagious disease, and volatility and fluctuations in the Company’s results of operations due to seasonality; the effect of a higher than normal number of pilot retirements and a potential shortage of pilots; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the effect of a lawsuit that was filed in connection with the merger transaction with US Airways Group, Inc. and remains pending; an inability to use net operating losses carried forward from prior taxable years (NOL Carryforwards); any impairment in the amount of goodwill the Company recorded as a result of the application of the acquisition method of accounting and an inability to realize the full value of the Company’s and American Airlines’ respective intangible or long-lived assets and any material impairment charges that would be recorded as a result; actions that American may take in connections with its integration with US Airways that may not be to its advantage on a stand-alone basis; price

American Airlines Group Reports Highest Quarterly Profit in Company History

Oct. 23, 2015

volatility of the Company’s common stock; the effects of the Company’s capital deployment program and the limitation, suspension or discontinuation of the Company’s share repurchase program or dividend payments thereunder; delay or prevention of stockholders’ ability to change the composition of the Company’s board of directors and the effect this may have on takeover attempts that some of the Company’s stockholders might consider beneficial; the effect of provisions of the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws that limit ownership and voting of its equity interests, including its common stock; the effect of limitations in the Company’s Restated Certificate of Incorporation on acquisitions and dispositions of its common stock designed to protect its NOL Carryforwards and certain other tax attributes, which may limit the liquidity of its common stock; and other economic, business, competitive, and/or regulatory factors affecting the Company’s business, including those set forth in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2015 (especially in Part II, Item 1A, Risk Factors and Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations sections) and other risks and uncertainties listed from time to time in the Company’s other filings with the SEC. There may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law.

American Airlines Group Reports Highest Quarterly Profit in Company History

Oct. 23, 2015

American Airlines Group Inc.

Condensed Consolidated Statements of Operations

(In millions, except share and per share amounts)

(Unaudited)

	3 Months Ended September 30,			9 Months Ended September 30,
	2015	2014	Percent Change	2015	2014	Percent Change
Operating revenues:
Mainline passenger	$7,654	$8,093	(5.4)	$22,298	$23,564	(5.4)
Regional passenger	1,699	1,665	2.0	4,910	4,779	2.7
Cargo	180	215	(16.3)	568	643	(11.6)
Other	1,173	1,166	0.6	3,584	3,504	2.3

Total operating revenues	10,706	11,139	(3.9)	31,360	32,490	(3.5)

Operating expenses:
Aircraft fuel and related taxes	1,593	2,829	(43.7)	4,912	8,370	(41.3)
Salaries, wages and benefits	2,404	2,137	12.5	7,141	6,419	11.3
Regional expenses:
Fuel	310	538	(42.3)	970	1,573	(38.3)
Other	1,208	1,130	6.9	3,566	3,346	6.6
Maintenance, materials and repairs	456	529	(13.8)	1,452	1,528	(5.0)
Other rent and landing fees	432	431	0.2	1,290	1,297	(0.5)
Aircraft rent	308	306	0.8	941	937	0.5
Selling expenses	366	393	(7.0)	1,051	1,196	(12.1)
Depreciation and amortization	336	334	0.7	1,013	960	5.5
Special items, net	163	221	(26.5)	610	335	82.2
Other	1,131	1,031	9.6	3,278	3,140	4.4

Total operating expenses	8,707	9,879	(11.9)	26,224	29,101	(9.9)

Operating income	1,999	1,260	58.7	5,136	3,389	51.5

Nonoperating income (expense):
Interest income	10	7	32.6	29	22	30.3
Interest expense, net	(219)	(210)	4.3	(651)	(667)	(2.3)
Other, net	(81)	(108)	(25.5)	(143)	(99)	43.9

Total nonoperating expense, net	(290)	(311)	(6.7)	(765)	(744)	2.9

Income before income taxes	1,709	949	80.1	4,371	2,645	65.2

Income tax provision	16	7	nm	42	360	(88.4)

Net income	$1,693	$942	79.8	$4,329	$2,285	89.5

Earnings per common share:
Basic	$2.56	$1.31		$6.34	$3.17

Diluted	$2.49	$1.28		$6.17	$3.10

Weighted average shares outstanding (in thousands):
Basic	661,869	719,067		682,337	721,213

Diluted	680,739	735,196		701,760	737,100

Note: Percent change may not recalculate due to rounding.

American Airlines Group Reports Highest Quarterly Profit in Company History

Oct. 23, 2015

American Airlines Group Inc.

Consolidated Operating Statistics

(Unaudited)

	3 Months Ended September 30,				9 Months Ended September 30,
	2015	2014	Change		2015	2014	Change
Mainline
Revenue passenger miles (millions)	54,667	51,895	5.3%		151,148	149,129	1.4%
Available seat miles (ASM) (millions)	63,459	61,851	2.6%		181,232	179,682	0.9%
Passenger load factor (percent)	86.1	83.9	2.2	pts	83.4	83.0	0.4	pts
Yield (cents)	14.00	15.60	(10.2)%		14.75	15.80	(6.6)%
Passenger revenue per ASM (cents)	12.06	13.08	(7.8)%		12.30	13.11	(6.2)%

Passenger enplanements (thousands)	38,909	37,516	3.7%		110,683	110,270	0.4%
Departures (thousands)	286	291	(1.6)%		841	862	(2.4)%
Aircraft at end of period	943	978	(3.6)%		943	978	(3.6)%

Block hours (thousands)	908	901	0.7%		2,643	2,656	(0.5)%
Average stage length (miles)	1,259	1,229	2.4%		1,231	1,211	1.6%
Fuel consumption (gallons in millions)	954	952	0.2%		2,736	2,763	(1.0)%
Average aircraft fuel price including related taxes (dollars per gallon)	1.67	2.97	(43.8)%		1.80	3.03	(40.7)%
Full-time equivalent employees at end of period	99,700	93,400	6.7%		99,700	93,400	6.7%

Operating cost per ASM (cents)	11.33	13.28	(14.7)%		11.97	13.46	(11.1)%
Operating cost per ASM excluding special items (cents)	11.07	12.92	(14.3)%		11.63	13.27	(12.4)%
Operating cost per ASM excluding special items and fuel (cents)	8.56	8.35	2.6%		8.92	8.61	3.6%

Regional (A)
Revenue passenger miles (millions)	6,199	5,755	7.7%		17,729	16,601	6.8%
Available seat miles (millions)	7,633	7,269	5.0%		22,050	20,922	5.4%
Passenger load factor (percent)	81.2	79.2	2.0	pts	80.4	79.3	1.1	pts
Yield (cents)	27.40	28.93	(5.3)%		27.69	28.79	(3.8)%
Passenger revenue per ASM (cents)	22.25	22.90	(2.8)%		22.27	22.84	(2.5)%

Passenger enplanements (thousands)	14,413	13,483	6.9%		41,032	38,745	5.9%
Aircraft at end of period	584	557	4.8%		584	557	4.8%
Fuel consumption (gallons in millions)	186	178	4.6%		536	514	4.3%
Average aircraft fuel price including related taxes (dollars per gallon)	1.67	3.02	(44.8)%		1.81	3.06	(40.9)%
Full-time equivalent employees at end of period (B)	19,300	18,500	4.3%		19,300	18,500	4.3%

Operating cost per ASM (cents)	19.89	22.94	(13.3)%		20.57	23.51	(12.5)%
Operating cost per ASM excluding special items (cents)	19.85	22.92	(13.4)%		20.48	23.48	(12.8)%
Operating cost per ASM excluding special items and fuel (cents)	15.78	15.52	1.7%		16.08	15.96	0.8%

Total Mainline & Regional
Revenue passenger miles (millions)	60,866	57,650	5.6%		168,877	165,730	1.9%
Available seat miles (millions)	71,092	69,120	2.9%		203,282	200,604	1.3%
Cargo ton miles (millions)	569	566	0.4%		1,716	1,721	(0.3)%
Passenger load factor (percent)	85.6	83.4	2.2	pts	83.1	82.6	0.5	pts
Yield (cents)	15.37	16.93	(9.2)%		16.11	17.10	(5.8)%
Passenger revenue per ASM (cents)	13.16	14.12	(6.8)%		13.38	14.13	(5.3)%
Total revenue per ASM (cents)	15.06	16.12	(6.6)%		15.43	16.20	(4.7)%
Cargo yield per ton mile (cents)	31.63	37.98	(16.7)%		33.11	37.34	(11.3)%

Passenger enplanements (thousands)	53,322	50,999	4.6%		151,715	149,015	1.8%
Aircraft at end of period	1,527	1,535	(0.5)%		1,527	1,535	(0.5)%
Fuel consumption (gallons in millions)	1,140	1,130	0.9%		3,272	3,277	(0.2)%
Average aircraft fuel price including related taxes (dollars per gallon)	1.67	2.98	(44.0)%		1.80	3.03	(40.7)%
Full-time equivalent employees at end of period (B)	119,000	111,900	6.3%		119,000	111,900	6.3%

Operating cost per ASM (cents)	12.25	14.29	(14.3)%		12.90	14.51	(11.1)%
Operating cost per ASM excluding special items (cents)	12.02	13.97	(14.0)%		12.59	14.34	(12.2)%
Operating cost per ASM excluding special items and fuel (cents)	9.34	9.10	2.6%		9.70	9.38	3.4%

(A)	Regional includes wholly owned regional airline subsidiaries and operating results from capacity purchase carriers.
(B)	Regional full-time equivalent employees only include our wholly owned regional airline subsidiaries.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Highest Quarterly Profit in Company History

Oct. 23, 2015

American Airlines Group Inc.

Consolidated Mainline Revenue Statistics by Region

(Unaudited)

	3 Months Ended September 30,				9 Months Ended September 30,
	2015	2014	Change		2015	2014	Change
Domestic
Revenue passenger miles (millions)	34,259	32,433	5.6%		97,014	95,326	1.8%
Available seat miles (ASM) (millions)	38,882	37,619	3.4%		112,875	111,075	1.6%
Passenger load factor (percent)	88.1	86.2	1.9	pts	85.9	85.8	0.1	pts
Yield (cents)	14.19	15.70	(9.6)%		15.09	15.89	(5.1)%
Passenger revenue per ASM (cents)	12.51	13.53	(7.6)%		12.97	13.64	(4.9)%

Latin America
Revenue passenger miles (millions)	7,920	7,839	1.0%		23,673	24,617	(3.8)%
Available seat miles (ASM) (millions)	9,542	9,819	(2.8)%		30,031	31,839	(5.7)%
Passenger load factor (percent)	83.0	79.8	3.2	pts	78.8	77.3	1.5	pts
Yield (cents)	13.65	15.84	(13.8)%		14.87	16.85	(11.8)%
Passenger revenue per ASM (cents)	11.33	12.65	(10.4)%		11.72	13.03	(10.0)%

Atlantic
Revenue passenger miles (millions)	9,661	9,192	5.1%		22,654	23,060	(1.8)%
Available seat miles (ASM) (millions)	11,754	11,429	2.8%		29,075	29,340	(0.9)%
Passenger load factor (percent)	82.2	80.4	1.8	pts	77.9	78.6	(0.7	)pts
Yield (cents)	14.46	15.65	(7.6)%		14.45	15.08	(4.2)%
Passenger revenue per ASM (cents)	11.88	12.59	(5.6)%		11.26	11.86	(5.0)%

Pacific
Revenue passenger miles (millions)	2,827	2,431	16.3%		7,807	6,127	27.4%
Available seat miles (ASM) (millions)	3,281	2,985	9.9%		9,251	7,427	24.6%
Passenger load factor (percent)	86.2	81.4	4.8	pts	84.4	82.5	1.9	pts
Yield (cents)	11.11	13.26	(16.2)%		11.13	12.86	(13.5)%
Passenger revenue per ASM (cents)	9.58	10.80	(11.3)%		9.39	10.61	(11.5)%

Total International
Revenue passenger miles (millions)	20,408	19,462	4.9%		54,134	53,804	0.6%
Available seat miles (ASM) (millions)	24,577	24,233	1.4%		68,357	68,606	(0.4)%
Passenger load factor (percent)	83.0	80.3	2.7	pts	79.2	78.4	0.8	pts
Yield (cents)	13.68	15.43	(11.3)%		14.15	15.64	(9.5)%
Passenger revenue per ASM (cents)	11.36	12.39	(8.3)%		11.21	12.26	(8.6)%

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Highest Quarterly Profit in Company History

Oct. 23, 2015

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

American Airlines Group Inc. (the “Company”) is providing the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and regional CASM excluding fuel is useful to investors because both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control. Management uses mainline and regional CASM excluding special items and fuel to evaluate the Company’s operating performance.

Reconciliation of Income Before Income Taxes Excluding Special Items	3 Months Ended September 30,		Percent Change	9 Months Ended September 30,		Percent Change
	2015	2014		2015	2014
	(In millions, except per share amounts)			(In millions, except per share amounts)
Income before income taxes as reported	$1,709	$949		$4,371	$2,645
Special items:
Special items, net (1)	163	221		610	335
Regional operating special items, net (2)	2	2		20	7
Nonoperating special items, net (3)	21	50		2	101

Income before income taxes as adjusted for special items	$1,895	$1,222	55%	$5,003	$3,088	62%

Calculation of Pre-Tax Margin Excluding Special Items
Income before income taxes as adjusted for special items	$1,895	$1,222		$5,003	$3,088

Total operating revenues	$10,706	$11,139		$31,360	$32,490

Pre-tax margin excluding special items	17.7%	11.0%		16.0%	9.5%

Reconciliation of Net Income Excluding Special Items
Net income as reported	$1,693	$942		$4,329	$2,285
Special items:
Special items, net (1)	163	221		610	335
Regional operating special items, net (2)	2	2		20	7
Nonoperating special items, net (3)	21	50		2	101
Non-cash income tax provision (4)	6	8		22	352

Net income as adjusted for special items	$1,885	$1,223	54%	$4,983	$3,080	62%

Reconciliation of Basic and Diluted Earnings Per Share As Adjusted for Special Items
Net income as adjusted for special items	$1,885	$1,223		$4,983	$3,080

Shares used for computation (in thousands):
Basic	661,869	719,067		682,337	721,213

Diluted	680,739	735,196		701,760	737,100

Earnings per share as adjusted for special items:
Basic	$2.85	$1.70		$7.30	$4.27

Diluted	$2.77	$1.66		$7.10	$4.18

Reconciliation of Operating Income Excluding Special Items
Operating income as reported	$1,999	$1,260		$5,136	$3,389

Special items:
Special items, net (1)	163	221		610	335
Regional operating special items, net (2)	2	2		20	7

Operating income as adjusted for special items	$2,164	$1,483	46%	$5,766	$3,731	55%

American Airlines Group Reports Highest Quarterly Profit in Company History

Oct. 23, 2015

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Mainline only	3 Months Ended September 30,		9 Months Ended September 30,
	2015	2014	2015	2014
	(in millions)		(in millions)

Total operating expenses	$8,707	$9,879	$26,224	$29,101
Less regional expenses:
Fuel	(310)	(538)	(970)	(1,573)
Other	(1,208)	(1,130)	(3,566)	(3,346)

Total mainline operating expenses	7,189	8,211	21,688	24,182

Special items, net (1)	(163)	(221)	(610)	(335)

Mainline operating expenses, excluding special items	7,026	7,990	21,078	23,847

Aircraft fuel and related taxes	(1,593)	(2,829)	(4,912)	(8,370)

Mainline operating expenses, excluding special items and fuel	$5,433	$5,161	$16,166	$15,477

	(in cents)		(in cents)

Mainline operating expenses per ASM	11.33	13.28	11.97	13.46

Special items, net per ASM (1)	(0.26)	(0.36)	(0.34)	(0.19)

Mainline operating expenses per ASM, excluding special items	11.07	12.92	11.63	13.27

Aircraft fuel and related taxes per ASM	(2.51)	(4.57)	(2.71)	(4.66)

Mainline operating expenses per ASM, excluding special items and fuel	8.56	8.35	8.92	8.61

Note: Amounts may not recalculate due to rounding.

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Regional only	3 Months Ended September 30,		9 Months Ended September 30,
	2015	2014	2015	2014
	(in millions)		(in millions)

Total regional operating expenses	$1,518	$1,668	$4,536	$4,919

Regional operating special items, net (2)	(2)	(2)	(20)	(7)

Regional operating expenses, excluding special items	1,516	1,666	4,516	4,912

Aircraft fuel and related taxes	(310)	(538)	(970)	(1,573)

Regional operating expenses, excluding special items and fuel	$1,206	$1,128	$3,546	$3,339

	(in cents)		(in cents)

Regional operating expenses per ASM	19.89	22.94	20.57	23.51

Regional operating special items, net per ASM (2)	(0.04)	(0.02)	(0.09)	(0.03)

Regional operating expenses per ASM, excluding special items	19.85	22.92	20.48	23.48

Aircraft fuel and related taxes per ASM	(4.07)	(7.40)	(4.40)	(7.52)

Regional operating expenses per ASM, excluding special items and fuel	15.78	15.52	16.08	15.96

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Highest Quarterly Profit in Company History

Oct. 23, 2015

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Total Mainline and Regional	3 Months Ended September 30,		9 Months Ended September 30,
	2015	2014	2015	2014
	(in millions)		(in millions)

Total operating expenses	$8,707	$9,879	$26,224	$29,101

Special items:
Special items, net (1)	(163)	(221)	(610)	(335)
Regional operating special items, net (2)	(2)	(2)	(20)	(7)

Total operating expenses, excluding special items	8,542	9,656	25,594	28,759

Fuel:
Aircraft fuel and related taxes - mainline	(1,593)	(2,829)	(4,912)	(8,370)
Aircraft fuel and related taxes - regional	(310)	(538)	(970)	(1,573)

Total operating expenses, excluding special items and fuel	$6,639	$6,289	$19,712	$18,816

	(in cents)		(in cents)

Total operating expenses per ASM	12.25	14.29	12.90	14.51

Special items per ASM:
Special items, net (1)	(0.23)	(0.32)	(0.30)	(0.17)
Regional operating special items, net (2)	—	—	(0.01)	—

Total operating expenses per ASM, excluding special items	12.02	13.97	12.59	14.34

Fuel per ASM:
Aircraft fuel and related taxes - mainline	(2.24)	(4.09)	(2.42)	(4.17)
Aircraft fuel and related taxes - regional	(0.44)	(0.78)	(0.48)	(0.78)

Total operating expenses per ASM, excluding special items and fuel	9.34	9.10	9.70	9.38

Note: Amounts may not recalculate due to rounding.

FOOTNOTES:

(1)

The 2015 third quarter mainline operating special items totaled a net charge of $163 million, which principally included $196 million of merger integration expenses related to information technology, professional fees, severance, share-based compensation, fleet restructuring, re-branding of aircraft and airport facilities, relocation and training, as well as a $38 million charge in connection with the dissolution of the Texas Aero Engine Services joint venture. These charges were offset in part by a $66 million credit related to proceeds received from a legal settlement. The 2015 nine month period mainline operating special items totaled a net charge of $610 million, which principally included $633 million of merger integration expenses as described above, a net $99 million charge related to the Company’s new pilot joint collective bargaining agreement and a $38 million charge in connection with the dissolution of the Texas Aero Engine Services joint venture. These charges were offset in part by a net $75 million credit for bankruptcy related items primarily consisting of fair value adjustments for bankruptcy settlement obligations and a $66 million credit related to proceeds received from a legal settlement.

The 2014 third quarter mainline operating special items totaled a net charge of $221 million, which principally included $166 million of merger integration expenses related to information technology, alignment of labor union contracts, professional fees, severance and retention, share-based compensation, re-branding of aircraft and airport facilities, relocation and training, as well as $99 million in other special charges, including an $81 million charge to revise prior estimates of certain aircraft residual values, and other spare parts asset impairments. These charges were offset in part by a net $40 million credit for bankruptcy related items primarily consisting of fair value adjustments for bankruptcy settlement obligations. The 2014 nine month period mainline operating special items totaled a net charge of $335 million, which principally included $530 million of merger integration expenses as described above, $99 million in other special charges, including an $81 million charge to revise prior estimates of certain aircraft residual values and other spare parts asset impairments, as well as $46 million in charges primarily relating to the buyout of certain aircraft leases. These charges were offset in part by a $309 million gain on the sale of slots at Ronald Reagan Washington National Airport and a net $35 million credit for bankruptcy related items as described above.

(2)	The 2015 and 2014 third quarter and nine month period regional operating special items principally related to merger integration expenses.
(3)

The 2015 third quarter nonoperating special items totaled a net charge of $21 million, which was primarily due to non-cash write offs of unamortized debt discount and debt issuance costs associated with the purchase and subsequent remarketing of certain special facility revenue bonds. The 2015 nine month period nonoperating special items totaled a net charge of $2 million, which principally included $40 million in charges primarily related to non-cash write offs of unamortized debt discount and debt issuance costs associated with refinancing the Company’s secured term loan facilities, prepayments of certain aircraft financings and the purchase and subsequent remarketing of certain special facility revenue bonds. These charges were offset in part by a $22 million gain associated with the sale of an investment and a $17 million early debt extinguishment gain associated with the repayment of American’s AAdvantage loan with Citibank.

The 2014 third quarter nonoperating special items totaled a net charge of $50 million, which was primarily due to early debt extinguishment costs related to the prepayment of American’s 7.50% senior secured notes and other indebtedness. The 2014 nine month period nonoperating special items totaled a net charge of $101 million, which primarily included $54 million of early debt extinguishment costs as described above and $33 million of non-cash interest accretion on the bankruptcy settlement obligations.

(4)	The 2015 third quarter and nine month period tax special items were the result of a non-cash deferred income tax provision related to certain indefinite-lived intangible assets.

During the 2014 third quarter, the Company recorded a special $8 million non-cash deferred income tax provision related to certain indefinite-lived intangible assets. During the 2014 nine month period, the Company sold its portfolio of fuel hedging contracts that were scheduled to settle on or after June 30, 2014. In connection with this sale, the Company recorded a special non-cash tax provision of $330 million in the second quarter of 2014 that reversed the non-cash tax provision which was recorded in other comprehensive income (OCI), a subset of stockholders’ equity, principally in 2009. This provision represents the tax effect associated with gains recorded in OCI principally in 2009 due to a net increase in the fair value of the Company’s fuel hedging contracts. In accordance with Generally Accepted Accounting Principles, the Company retained the $330 million tax provision in OCI until the last contract was settled or terminated. In addition, the 2014 nine month period included a special $22 million non-cash deferred income tax provision related to certain indefinite-lived intangible assets.

American Airlines Group Reports Highest Quarterly Profit in Company History

Oct. 23, 2015

American Airlines Group Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	September 30, 2015	December 31, 2014
Assets

Current assets
Cash	$1,016	$994
Short-term investments	7,857	6,309
Restricted cash and short-term investments	710	774
Accounts receivable, net	1,828	1,771
Aircraft fuel, spare parts and supplies, net	1,010	1,004
Prepaid expenses and other	1,285	1,260

Total current assets	13,706	12,112

Operating property and equipment
Flight equipment	31,872	28,213
Ground property and equipment	6,262	5,900
Equipment purchase deposits	1,073	1,230

Total property and equipment, at cost	39,207	35,343
Less accumulated depreciation and amortization	(12,915)	(12,259)

Total property and equipment, net	26,292	23,084

Other assets
Goodwill	4,091	4,091
Intangibles, net	2,261	2,240
Other assets	2,365	2,244

Total other assets	8,717	8,575

Total assets	$48,715	$43,771

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of long-term debt and capital leases	$1,712	$1,708
Accounts payable	1,525	1,377
Accrued salaries and wages	1,162	1,194
Air traffic liability	4,811	4,252
Frequent flyer liability	2,649	2,807
Other accrued liabilities	2,302	2,097

Total current liabilities	14,161	13,435

Noncurrent liabilities
Long-term debt and capital leases, net of current maturities	18,849	16,196
Pension and postretirement benefits	7,433	7,562
Deferred gains and credits, net	709	829
Bankruptcy settlement obligations	177	325
Other liabilities	3,624	3,403

Total noncurrent liabilities	30,792	28,315

Stockholders’ equity
Common stock	6	7
Additional paid-in capital	12,852	15,135
Accumulated other comprehensive loss	(4,651)	(4,559)
Accumulated deficit	(4,445)	(8,562)

Total stockholders’ equity	3,762	2,021

Total liabilities and stockholders’ equity	$48,715	$43,771